EXTELCOM
                     (K&S INTERNATIONAL COMMUNICATIONS INC.)
                   INTERNATIONAL PRIVATE LINE NETWORK SERVICE
                              TERMS AND CONDITIONS

     This Agreement is made as of this 6th Day of March, 1997, by and between K&S International Communications ("Extelcom") and Global TeleMedia International Inc. ("Customer").

     Whereas, Extelcom wishes to provide access for Customer, subject to the terms and conditions indicated herein, to certain Value Added telecommunications services permitting the satellite transmission of Full duplex signals: and

     Whereas, Customer wishes to obtain use of one or more such Value Added, telecommunications services subject to the terms and conditions indicated herein and has executed a separate order form (the "Order Form") for each channel ordered from Extelcom.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and or other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   PROVISION  OF  SERVICE:

     (a) US Portions: Customer shall provide the portion of up to 6 (six) TI Circuits terminating at Extelcom Teleport, 26 1, Parkway Street, I homestead FI 33030, Extelcom will provide and pay for connections of the U.S. portions of the said T1's to a certain communications satellite in space (the "U.S. Portion")

     (b) Foreign Portions: Extelcom agrees to use its reasonable efforts to install all necessary facilities and implement service From a certain telecommunications satellite in space to the overseas site in Bogota, Colombia. Customer acknowledges that certain services for the Foreign Portion may be obtained from third party telecommunications providers.

     (c) Extelcom shall use its reasonable efforts to deliver seven T circuits within the following time frame:

     i)  Five  T1's upon signing of the service orders and receipt of prepayment

Customer shall have first refusal for the T I's which will be available as indicated below. Upon receipt of written notice from Extelcom that such T I's are available, customer shall have 48 (forty eight) hours to accept or decline the use of said T I's

     ii)  One  T  I  within  30  (thirty)  days  of  signing  this  agreement


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     d)     Extelcom shall have the responsibility of inserting a 52 second time delay on each of the TI circuits, which shall commence at the start of every individual attempt to obtain service. Said delay will have the sole purpose of allowing Customer to bill for the service and ensure that invoicing does not commence before contact with the called party is initiated. This time delay shall cease when the technology outlined in item (If) below is installed and working.

     e) Extelcom agrees to install answer supervision on individual circuits within the following time frame:

     i)     Five  circuits  within  seven  business  days  of  contract signing.

     ii)    All other circuits within twelve business days of contract signing.

     f)     Technical  specifications  of  each  TI  circuit

     i) Extelcom guarantees 90/95% (ninety to ninety five percent) voice grade toll quality on each circuit.

     ii) Signaling interfaces via AMI D4/SF, Winkstart, D4, Winkstart or network clocking of carrier.

     iii)   There  should  be  no  echo,  cancellation  via  synchronization

     iv)    Handling  loss  diversity  via  fault  tolerant  hardware.

     v) Extelcom will provide a post delay time between 5 and I (five and eleven) seconds.

     vi) Extelcom will provide a minimum of 43/50% (forty three to fifty percent) call completion.

     vii) Extelcom will make every reasonable effort to provide immediate response to any outage. Extelcom facilities will be manned 24 (twenty four) hours and reported outages will be worked on immediately. Extelcom will provide the traffic guarantees that are outlined in Article 2 (f) of this contract.

     viii) Extelcom will ensure trunk volume level should be received at no more than -6db at the Atlanta switch site.


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     ix)    Answerback  supervision  will  be  accurate  and  will  not  run  on unanswered or busy calls. Extelcom will make every reasonable effort to provide supervision within two second on answered calls.

     x) Extelcom will make every reasonable effort to ensure that all circuits are operational at least 99% of the time. Extelcom guarantees traffic minimums as outlined in Article 2 (f) of this contract.

     xi) Billing will be initial 30 (thirty) seconds with 6 (second) increments.

2.   SERVICE  FEE:  MANNER  OF  PAYMENT  AND  LATE  PAYMENT  CHARGES:

     a) Customer shall pay Extelcom the sum of .30 cents per minute (thirty US cents per minute) in US currency for service destined to areas outside of Bogota (prefix's not including 571) and .25 cents per minute (twenty five US cents per minute) in US currency, for service destined within the city of Bogota (571 prefix). Should Extelcom have reason to increase these rates due to higher expenses or because of an increase in the exchange rate, Extelcom will advise
Customer of said increases and the reasons for such, with 45 (forty five) days advance notice. Customer shall then have the option to accept said changes or cancel the service before said increases are put into effect. If Customer has not provided Extelcom with written intent to cancel after thirty days, it will be deemed to have accepted the new rates and waived its option to terminate the contract.

     b) Furthermore, Extelcom agrees that by July 31, 1997, it will advise Customer of the estimated date of the completion of its distribution facilities to be located in Medellin and Cali. Upon completion of said facilities and satisfactory testing of the same, Extelcom agrees to reduce rates for service outside the city of Bogota (prefix's not including 571) to 24 cents (twenty four cents) per minute. Extelcom also agrees to reduce rates for service within the city of Bogota (prefix 571) to 22 (twenty two cents) per minute. Extelcom agrees to provide cellular traffic (prefix 573) at the rate of 70 cents per minute. If Extelcom cannot offer the customer the reduced rates of 22 cents and 24 cents by July 31 1997 the customer shall have the option to terminate this agreement. If Customer has not executed his option to terminate by August 31, 1997 then it will have been determined that customer has waived its right to terminate under this section.

     c) Upon the completion of installation of each TI circuit, Extelcom shall send to Customer a completed notice of acceptance, in the form provided, as the "Notice of Acceptance" via facsimile or overnight courier. Customer shall execute the Notice of Acceptance and return it to Extelcom (via facsimile and overnight courier) signifying Customer's agreement that installation is completed and billing may begin as of the Effective Billing Date indicated. Customer agrees not to withhold acceptance of circuit unreasonably. Failure to return the Notice of Acceptance within three (3) business days of receipt of


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original  shall  be  deemed  an  acceptance  for all purposes; provided however,
Customer shall have the right to dispute the assertion that the Services are satisfactorily installed by sending to Extelcom within the 3 business day's of receipt of the Notice of Agreement notice specifying in detail the grounds for dispute. Once Extelcom rectifies said grounds, Customer agrees to immediately test service for a maximum of 24 hours and if service is found acceptable, sign and return the completion notice without further delay. Thereafter, the charges for termination of traffic will be invoiced by Extelcom weekly and said sums will be due within 72 hours (seventy two hours) of presentation.

     d) All payments shall be payable in US dollars to Extelcom, and shall be deemed received only upon receipt by Extelcom of collected funds in the United StatesAny payments not received when due will be assessed a late charge of one and one half percent (1-1/2 %) per month of the amount due, or the maximum permitted by law if less. Charges for a partial week's Services, during the first or last month of Service shall be prorated. Following Customer's execution of or deemed acceptance of the Notice of Acceptance, Extelcom will send a weekly invoice to Customer, billing the weekly charges and any other relevant charges thereunder. Payment in full of the amount indicated on the invoice is due within 72 (seventy two) hours of presentation. Extelcom will provide Customer with call records as soon as these are available.

     e) Extelcom and Customer agree that in the event of a dispute involving billing both parties will attempt to resolve said dispute without delay. Should a dispute occur such disputes will be settled by comparing the call records of Extelcom and the customer and dividing any difference between the two parties. No late charges will be applied to any amounts involved in such a dispute. Should a dispute occur, Customer will not withhold more than 10% (ten percent) of the amount pending payment while said dispute is settled.

     (f) Extelcom guarantees to provide service for a minimum of 300,000 (three hundred thousand) minutes via each TI each month. Customer agrees to pay for a minimum of 300,000 (three hundred thousand) minutes at the rates indicated in Article 2 (a) and 2 (b) of this Contract for each TI each month commencing 30 days after acceptance of each TI. Should Customer be unable to utilize service for 300,000 minutes monthly via any individual TI circuit due to the fault of Extelcom, Extelcom will reimburse Customer for the difference between actual minutes of service utilized and the amount of 300,000 minutes, at the rate
Customer is obliged to pay for said minutes over and above the applicable tariffs outlined in Article 2 (a) and 2 (b) of this contract. Claims must be made within five business days of occurrence and proof of charges documented.


3.   PRE-PAYMENT:

     a) Within five business days of execution of each order form for each TI circuit, Extelcom will advise Customer in writing of the delivery date of said TI. Five business, days before the stated delivery date of each TI, Customer will make a prepayment of $30,000.00 (thirty thousand US dollars) for each circuit. An additional $30,000.00 (thirty thousand US dollars) shall be paid upon handing said circuit to the customer for testing, for a total amount of $60,000.00 (sixty thousand US dollars) for each TI.


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At  the  end of each week consisting of 7 days (seven days), Extelcom shall bill the client for the number of minutes used during that week via each circuit or TI. From the total amount weekly billed for each circuit, Extelcom will credit the customer the amount of $2,500.00 (two thousand five hundred dollars). These credits shall continue each week for a period of 24 (twenty four) weeks until the amount of $60,000.00 has been credited for each circuit that the customer has made a pre-payment of $60,000.00 (sixty thousand dollars) for, thus returning the said pre-payment in its entirety to the customer.

     b) Extelcom shall not take any action with respect to the implementation of Services until the Deposit is paid in full.

4    SERVICE  TERM:

     a) The term of the agreement shall be twelve months with an the option to renew the contract for a further twelve months if both parties are agreeable to the terms under which service for the second twelve months shall be provided.

5    CREDITS:

     a) Extelcom shall give Customer an "Outage Credit" (applicable against Customers next weekly bill) for claims received from customer's clients who experience interruptions in the service provided by Extelcom. In order to receive outage credit, Customer must advise Extelcom of such claims within 5 business days of occurrence. Should Extelcom, require documented proof of such outages Customer will provide these upon demand.

     Extelcom accepts no responsibility for outages caused by customer equipment problems or connecting lines owned or leased by customer or for customer
-negligence. No credit will be granted to customer by Extelcom for non-use of any TI circuit, which is caused by interruptions in commercial relations between customer and customer's provider, or any other event outside the control of Extelcom.

6.   TAXES  AND  OTHER  CHARGES:


     Customer is solely responsible for any taxes, charges or levies which may be asserted against Customer or Extelcom by any local, national, public, or quasi-public US or foreign government entity with respect to the Services or equipment provided to tile Customer and/or Customer's use of the services or equipment. In the case that customer claims tax exemption, a certificate of such exemption will be provided to Extelcom at the time of acceptance of circuit.


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7.  (A)     LIMITATIONS  OF  LIABILITY:

     EXCEPT AS PROVIDED HEREIN, EXTELCOM MAKES NO WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE AS TO SERVICES TO BE PROVIDED OR ARRANGED FOR CUSTOMER BY EXTELCOM HEREUNDER, OR THE USE OF SUCH SERVICES IN CONJUNCTION WITH OR COMPATIBILITY OF SUCH SERVICES OR FACILITIES WITH EQUIPMENT, PROGRAMS, OR OTHER MATERIAL TO BE PROVIDED BY-CUSTOMER.

     B) IT IS EXPRESSLY AGREED THAT EXTELCOM'S SOLE OBLIGATION AND CUSTOMER'S EXCLUSIVE REMEDIES FOR ANY CAUSE WHATSOEVER ARISING OUT OF OR RELATING TO THE PROVISION OF OR ARRANGEMENTS FOR SERVICES HEREUNDER ARE LIMITED TO THOSE SET FORTH HEREIN, AND ALL OTHER REMEDIES OF ANY KIND ARE EXPRESSLY WAIVED BY CUSTOMER.

     c) Customer expressly agrees that Extelcom will not be liable to Customer or any third party whatsoever, in contract, tort, or any other theory, at law or in equity, arising out of any breach or alleged breach by Extelcom of its obligations hereunder, including but not limited to any incidental or consequential damages or loss of revenue, whether foreseeable or not, occasioned by any defect in any facility provided or arranged for Customer except in the case of negligence or willful misconduct by Extelcom. Customer's sole remedy except in the case of negligence or willful misconduct by Extelcom shall be the outage credit provided under section 5 hereof Without limiting the generality of the foregoing, Customer acknowledges and agrees that it shall have no right of recovery for any cause whatsoever, arising out of or relating to the provision of the Service by Extelcom, or any supplier of equipment or service to Extelcom, that is necessary for the provision of Service to Customer.

     d) Customer shall defend and indemnify Extelcom from any claims, liability, losses, cost, or damage, including attorneys' fees and cost, arising out of any transmission by Customer that is libelous, slanderous, an infringement of copyright, or which is otherwise illegal.

     e) Extelcom shall not be held responsible and shall be indemnified and held harmless from and against any liability whatsoever, arising from a delay or other malfunction of any portion of the Services provided by a third party telecommunications provider including, but are not limited to, delays caused by failure of or delay in obtaining any authorizations from any third party telecommunications providers, which authorization is required in order to install equipment or initiate services.

     f) Customer hereby indemnifies and saves Extelcom harmless from and against any and all claims, liabilities, losses, suits, damages, obligations, costs, and/or expenses including claims of libel, slander or copyright infringement (including, without limitation, legal fees and expenses) arising out of or in connection with the use of Services hereunder. Customer specifically indemnifies Extelcom for any and all injuries, deaths, losses or property damage as well as any claims by any government or other authority with regard to Services provided hereunder.

     g) Customer shall not utilize Services or equipment provided by Extelcom hereunder for any unlawful purpose and shall defend, indemnify and save Extelcom harmless from and against any and all losses, liabilities, damages, or expenses including reasonable attorney's fees resulting directly from the action of any party. including but not limited to, any governmental agency or department, or any common carrier predicated upon an allegation that use thereof is, in whole or in part, for an unlawful purpose (whether or not such allegations ultimately proven before a court or agency having jurisdiction over the issue).

     h) Extelcom agrees to indemnify and hold harmless customer for any negligence or willful misconduct by Extelcom.

8.   LEGAL  COMPLIANCE-

     a) The parties hereto acknowledge and agree that this Agreement is subject to applicable treaties, laws, regulations, and orders of any federal, state or local governmental authority having jurisdiction hereover, including, if applicable, without limitation, the Federal Communications Act of 1934, as amended, and the rules, regulations and orders of the Federal Communications Commission (F.C.C.), promulgated hereunder. The performance of this Agreement is expressly contingent upon, and subject to, the obtaining and continuance of such approvals, consents, authorizations, licenses and permits from the F.C.C. or any other federal, state or local governmental authority as may be required or deemed necessary for the purposes thereof, and such terms and conditions as may be imposed thereon, including all. applicable technical requirements of the owner of the satellite, and the terms and provisions of any Federal Communications Commission Tariff that may become applicable during the contract term, and as such tariffs may be amended from time to time

     b) The parties agree that the terms of this Agreement shall suspend and abate for that period of time during the term hereof that there remains in effect any determination or directive whatsoever by any international , federal, state, or local government agency or authority, to the effect that the distribution of Customers programming or signals, or the utilization of Services hereunder is in violation of (or inconsistent with) any applicable international, federal, state, or local statute, law, regulation, rule or directive.


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     c)     Such  nonperformance  will  not  be  a  default  or  a  ground  for termination as long as reasonable means are taken to expeditiously remedy the problem causing such non-performance.

9.   FORCE  MAJEURE:

     Each party will be excused from performance to the extent that it is prevented from so performing in whole or in part, as a result of delays caused by the other or any act of God, weather, fire, flood, epidemic, earthquake, hurricane, casualty, lockout, boycott, strike or any other labor dispute, riot, acts of public enemy, enactment, order, rule, or action of any international,-- federal, state or local government agency, or instrumentality. War, civil disturbance, third party non-performance failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment or any other cause beyond its reasonable control. Failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment. Such nonperformance will not be a default or a ground for termination as long as reasonable means are taken to expeditiously remedy the problem causing such non-performance.

10.  TERMINATION  OF  SERVICE:

The  Service  to  any  site  may  be  terminated:

     (a) By Extelcom, if the Customer fails to make payment of any amount due for Services to such Site and such amount remains unpaid ten (10) days after Customer receives from Extelcom a notice of such nonpayment, or

     (b) By Customer, in the event a loss or substantial disruption of the acceptable voice grade services of a cumulative duration of more than 48 flours in any consecutive 30 day period, directly attributable to the acts or omissions of Extelcom: provided however, Customer must provide Extelcom with a written notice specifying the problem in detail and shall have 10 days from receipt of said notice in which to attempt to cure the problem. If Extelcom is unable, at the end of the 10 day cure period, to cure the problem, or to demonstrate that the problem is not within its reasonable control, then and in such event, Customer may terminate Services to the Site effective immediately with no further liability whatsoever, except for payments already due; or,

     (c) By Customer, at any time and for any reason after 15 days advance written notice to Extelcom, provided that Customer shall pay an early termination charge equal to the minimum guaranteed minutes of service monthly for each TI, as outlined in Article 2(e) of this Contract times the number of months remaining the term of the contract or any renewal thereof divided by one half. The above payment shall be due and payable upon Customer's receipt of invoice.


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     (d)     If  Service is terminated in accordance with section 10(a), then in addition to Extelcom's other remedies at law or in equity, Extelcom shall be entitled to declare immediately due and payable, in addition to the amounts already due, the minimum guaranteed amount of minutes for service monthly for each TI, as outlined in Article 2(e) of this Contract times the number of months remaining in the term of the contract or any renewal thereof divided by one half. The above payment shall be due and payable upon Customer's receipt of invoice.

     (e) In addition to the foregoing, and in the event of termination under either section 10(a) or (c), Customer agrees to be responsible for any cost of early termination rightfully assessed against either Customer or Extelcom by any third party or parties including but not limited to, or any local, national, governmental or quasi-governmental telecommunications entities and any subcontractors involved in the provision of the Services to the Site, whether by contract, tariff or otherwise, Customer shall reimburse Extelcom for any such cost. Customer shall indemnify and hold harmless Extelcom from any liability for such costs.

     (f) Customer acknowledges that, due to the unique nature of the Services offered and the difficulty of calculating damages in the event of non-payment or early termination by Customer the foregoing rights of Extelcom under this section 10 and are reasonable and constitute liquidated damages for the loss of the bargain contemplated hereunder and do not constitute a penalty. The termination of Service to any Site for any reason shall extinguish all of Extelcom's obligations to provide and Customer's obligation to accept Service, but shall not relieve either party of any obligations that may have arisen prior to such termination.

11.  GOVERNING  LAW:

     This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to conflict of laws principles thereof No defense, counterclaim or right of sett-off given or allowed by he laws of any other state or jurisdiction or arising out of the enactment, modification or repeal of any law, regulation, ordinance or decree of any foreign jurisdiction shall be interposed in any action hereon. The parties hereto expressly agree that any action, suit or other proceeding brought by either party hereunder against the other arising out of the provision of the Services hereunder shall be brought and maintained in those federal or state courts located within Dade County, Florida and both parties hereby submit to the personal jurisdiction of the Florida, federal and state courts.

12.  ASSIGNMENT

     These terms and conditions of this agreement shall be binding upon and shall inure to the benefit of any successors and assigns of the Parties, provided that no assignment shall relieve either party of its obligations to the other party- Any purported assignment by either party not in compliance with these terms and conditions shall be null and void. Any assignment of any right and/or interest of either party hereunder shall require the prior written approval of the other party.


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13.  CONFIDENTIALITY:

     Extelcom and Customer each agree that all information communicated to one by the other or the other's affiliates, whether before or after the date written below, will be received in strict confidence, will be used only for the purposes intended by the disclosing party, and except as otherwise provided below, will not be disclosed by the recipient party, its agents, subcontractors or employees without the prior written consent of the other party. Customer will hold-in confidence all information regarding Extelcom's technical installations, including Teleports and all equipment therein. Customer will hold in confidence operating procedures and other proprietary information. Customer agrees not to copy installations, designs, equipment set-up patterns and any other information or facilities that could be considered proprietary to Extelcom or that are necessary for Extelcom to conduct business. Each party agrees to take all reasonable precautions to prevent the disclosure to outside parties of such information except as required by legal, accounting or regulatory requirements beyond the reasonable control of the recipient party.

     Notwithstanding the above, upon the request of any appropriate US or foreign governmental authority with appropriate jurisdictional authority and after Extelcom has, when reasonably possible, notified Customer of such request, Extelcom will allow such authority access to any records and other information of Customer and/or Customer's Customers in the possession. of Extelcom that said authority has a legal basis to subpoena. Extelcom shall object and refrain from delivery of any information that the requesting authority has no right to subpoena. The provisions of this section will survive the expiration or termination (for any reason) of this Agreement.

14.  SEVERABILITY:

     Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law- If any provision herein shall be declared invalid or unenforceable, such provision shall be curtailed and limited only to the extend necessary to permit compliance with the law, preserving to the greatest lawful extend tile intent of the parties hereto.

15.  NOTICE:

     All notices and other communications from either party to the other shall be in writing and shall be deemed received upon actual delivery or completed facsimile addressed to the other party at the following addresses. Each party will promptly advise the other of any change in the address, designated representative or telephone.


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     (a)   If to Customer, at the Billing Address indicated on the Order Form(s)
           Mr. Rod McClain, President and CEO, Mr. Robert A. Blair, Vice President -Product Development, Mr. Herb Perman, Chief Financial Officer, Global TeleMedia International, Inc., 1121 Alderman Drive, Suite 200, Alpharetta, GA 30202.

     (b) If to Extelcom, at the address indicated in the header of the Order Form(s). With a copy to William P. McCaugham, Suite 2803, World Trade Center 80, SW 80th Street, Miami, F1 33130

16.  FCC  TARIFF:  ENTIRE  AGREEMENT:  AMENDMENT:  WAIVER:

     Extelcom is a common carrier licensed and regulated by the Federal Communications Commission ("FCC"). Extelcom is required to file with the FCC a tariff governing the terms, conditions and charges, including outage credits, for the Services it provides (the Extelcom Tariff) This agreement is by law in accordance with the terms and conditions of the Extelcom Tariff. If there are any inconsistencies between the provisions of Extelcom Tariff, and the terms and conditions of this Agreement the provisions of the agreement will supersede all existing tariffs. These terms and conditions may not be amended or modified in any way, and none of the provisions hereof may be waived, except by a prior writing signed by an authorized officer of each party.

17.  DISPUTE  RESOLUTION:

     Any dispute, controversy, or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach, or termination of this Agreement will be referred to mediation before, and as a condition precedent to, the initiation of any adjudicative action or proceeding, including arbitration. The mediation will be held in Dade County Florida. Either party may demand mediation in writing, serving on the other party a statement of the dispute, controversy, or claim, and the facts relating to it, in reasonable detail. Furthermore, if within thirty (30) days after such demand, the parties have not agreed upon a mediation, the matter will be referred to arbitration. Furthermore, if within forty-five (45) days after such demand the matter has not been resolved to the satisfaction of both parties, then the matter will be referred to arbitration.

     Any dispute, controversy or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach, or termination of this Agreement that has not been resolved amicably among the parties by mediation will be submitted to binding arbitration using the following procedure:

a) The arbitration will be held in Dade County, Florida, before a panel of three arbitrators. Either party may demand arbitration in writing, serving on the other party a statement of the dispute, controversy, or claim, and the facts relating to it, in reasonable detail, and the arbitrator nominated by that party.

b) Within thirty (30) days after such demand, the other party will name its arbitrator, and the two arbitrators named by the parties will, within ten (10) days, select a third arbitrator.

c) The arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), except as expressly provided in this Article. However, the arbitration will be administered by any organization mutually agreed upon by the parties. If the parties are unable to agree upon the organization to administer the arbitration, it will be administered by the AAA. The arbitrators may not amend to disregard any provision of this section.

d) The expense of arbitration shall be borne by the party against whom the decision is rendered, or apportioned in accordance with the decision of the arbitrators if there is a compromise decision. Judgment upon any award may be entered in any court of competent jurisdiction.

18.  COUNTERPARTS:

          This Agreement may be executed in multiple counterparts, any one of which will be deemed an original, but all of which shall constitute one and the same instrument.

19.  ATTORNEY  FEES:

          If either party is required to retain the services of any attorney to arbitrate, enforce or otherwise litigate or defend any matter or claim arising out of or in connection with this Agreement, then the prevailing party shall be entitled to recover from the other party, in addition to any other relief awarded or granted, its reasonable costs and expenses (including attorneys' fees) incurred in the proceeding.


For  Extelcom)  K&S  International  Communications  (d/b/a  Extelcom)


/s/  PABLO ROS B.
-----------------------------------
(SIGNED) PABLO ROS B. PRESIDENT

(DATE)  March     6  1997


/s/  MICHAEL J. MERRY
-----------------------------------
(SIGNED) MICHAEL J. MERRY V. P. BUSINESS DEVELOPMENT

(DATE)  March     6  1997

For  Global  TeleMedia  International  Inc.


/s/  ROD  MCCLAIN
-----------------------------------
(SIGNED)  ROD  MCCLAIN
PRESIDENT

(DATE)  March  12  1997


/s/  HERB  PERMAN
-----------------------------------
(SIGNED)  HERB  PERMAN
CFO.

(DATE)  March  12  1997

EXTELCOM  SERVICE  ORDER  FOR  FACILITIES
-----------------------------------------
Private line network services and Value Added services are provided under tariffs on file with the FCC
From:  Extelcom
       Courvoisier  Center
       501,  Brickell  Key  Drive
       Suite  4  10
       Miami,  Fl  33131
       TF  (305)  377-2050  -  Fax  377-1325
Customer:  Global  TeleMedia  International  Inc.
       1121  Alderman  Drive
Address     Suite  200
       Alpharetta,  GA  30202
       TF  (770)  667-6088  Fax  (770)  667-7896
Contact  :     Mr.  Robert  A.  Blair
U.S.  Service  Address  As  above
Customer
(Service
Address)
Foreign  Service  Address
Customer:  Extel  Colombia
(Service  Bogota  Colombia
Address)
TF     Fax     TF     Fax
Type  of  Service  requested
Service  Between
Circuit  Data  Rate
Total  circuits  required
Value  Added
USA     and
256Kpbs
6  TI  circuits
Colombia
Per  minute  Bogota  Per  minute  Other  Cellular  traffic
25  cents  (US  currency)
-10  cents  (US  currency)
70  cents  (US  currency)
Duration  of  Service
1  Year     Billing  Instructions     Weekly a: outlined in contract
     prepayment    As outlined    Contra,,

7
5  TI's  upon  signing  service  order  -  March     7
1  TI  within  30  days  of  signing  service  order  -  April  VI  7
Service  Date
     Client  Authorization     Acceptance  Extelcom

Name  (Print)     Name  (Print)          J.  Merry
Signature     Signature
Title     Title     VP  Business  Dev
Date     Date          27-Feb-97

This Service Order for facilities is generated to provide information regarding prices and delivery schedules for services referred to in the contract signed between Global Telecommunications Management Inc. and K&S International Communications, Inc. (Extelcom) dated February 27 1997.